Exhibit 10(nn)
2255 Glades Road, Suite 301E
Boca Raton, FL 33431
Tel. 561.999.8770
Fax 561.999.8765
www.agilysys.com

To:	Kathleen Weigand

From:	Martin Ellis

Date:	March 9, 2009

Subject:	Retention Agreement
As a key resource to Agilysys and a critical management member in the event of a change of control of the company, we are offering a retention incentive in the event of a change of control in the amount of $200,000.
This incentive will be paid at the successful completion of the retention period which runs from the legal date of a change of control of the company, as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), through a period that is twelve (12) months from the legal date of the change of control or until a release date determined by senior executives, whichever comes earlier. Notwithstanding the preceding, the retention incentive will be paid to you within 30 days of the end of the retention period, provided you do not resign from your employment during the retention period.
If you voluntarily terminate employment prior to; (i) the end of the retention period, or (ii) your release date, whichever comes earlier, you will not be eligible for any portion of your retention incentive.
The retention incentive is also contingent upon your performance and attendance remaining at an acceptable level during the retention period.
If you have any questions, or wish to discuss this in greater detail, please contact me at your earliest convenience. Please sign below, retain the original for your files and return a copy to me.
Agreed to and Accepted:

/s/ Kathleen Weigand	March 9, 2009
Kathleen Weigand	Date

/s/ Martin Ellis	March 9, 2009
Martin Ellis	Date